CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 13, 2006, relating to the financial statements of Franklin California High Yield Municipal Fund, a portfolio of Franklin Municipal Securities Trust, which appear in the May 31, 2006 Annual Report to Shareholders of Franklin Municipal Securities Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
San Francisco, California
September 29, 2006